Exhibit 3.2

Certificate of Adoption of Bylaw Amendment

hopTo Inc.

BYLAW AMENDMENT

I, Jean-Louis Casabonne hereby certify that:

1. I am the duly elected, qualified and acting Interim Chief Executive Officer, Chief Financial Officer and Secretary of hopTo Inc., a Delaware corporation (the “Company”).

2. On August 3, 2018, the board of directors of the Company conditionally approved, subject to stockholder approval, amendment of Sections 1, 3 and 4 of Article III of the Company’s second amended and restated bylaws, as amended (“Bylaws”), to eliminate the provisions in the Bylaws for classes of directors and to permit directors to be removed from office with or without cause.

2. On August 23, 2018, at the Company’s annual meeting of stockholders (the “Annual Meeting”), the stockholders approved amendment of the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) to eliminate the provisions in the Certificate of Incorporation for a classified board of directors and to provide that directors can be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company entitled to vote at an election of director.

4. Upon the effectiveness of the amendment of the Certificate of Incorporation as approved at the Annual Meeting, Sections 1, 3 and 4 of Article III of the Bylaws are amended and restated in full as follows:

“ARTICLE III

DIRECTORS

“Section 1. Number, Tenure and Qualifications. The number of directors that shall constitute the whole board shall be determined by the board of directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 4 of this Article, and each director elected shall hold office until (a) his or her successor is elected and qualified, (b) the next annual meeting of stockholders, or (c) his or her earlier resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. Directors need not be stockholders.

“Section 3. [Reserved.]

“Section 4. Vacancies. Except as otherwise provided by law, any vacancy on the board of directors (whether because of death, resignation, removal, an increase in the number of directors, or any other cause) may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual election at which directors are scheduled to be elected and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. A director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation entitled to vote at an election of directors.”

3. The foregoing amendment of the Bylaws, duly adopted in accordance with the provisions of the Company’s Bylaws and the Delaware General Corporation Law by approval of the board of directors of the Company, has not been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of August, 2018.

HOPTO INC.

By:	/s/ Jean-Louis Casabonne
Jean-Louis Casabonne
Interim Chief Executive Officer, Chief Financial Officer and Secretary